UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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Tennenbaum Capital Partners TM
March 3, 2009
Dear Fellow Stockholders:
     We are Online Resources’ largest stockholder, beneficially owning approximately 22% of its common shares. We are very disappointed with the deterioration in stockholder value and strongly believe that the Company’s Board of Directors needs directors with new perspectives. We believe the Company would benefit from the addition of three independent and highly qualified nominees, each of whom has industry and transactional expertise, and will contribute constructively to the Board and provide oversight to the management team.
     After numerous unsuccessful attempts to have our voice heard we have been left no other choice but to ask you, the Company’s stockholders, to decide for yourselves at this year’s annual meeting of stockholders.
     We urge you to vote the BLUE proxy card in favor of our three nominees.
Our nominees.
     Our nominees — John Dorman, Edward D. Horowitz and Bruce A. Jaffe — have all had exceptional track records in creating value for stakeholders; evaluating strategic alternatives for technology services businesses similar to Online Resources; pursuing best corporate governance practices; and running and improving businesses in the technology space. We believe that, if elected, they will prove to be an invaluable asset to the Board and Online Resources and will provide guidance from corporate strategy to matters of operational execution. Below are highlights of their past experience.
•	John Dorman:
•	From October 1998 to August 2003, Mr. Dorman served as Chief Executive Officer of Digital Insight Corporation, a company that provides online banking and electronic payment services to mid-market banks and credit unions. Following his retirement as Chief Executive Officer, Mr. Dorman continued to serve as a director of Digital Insight, continuing to provide strategic leadership to the board and management until the company was acquired by Intuit Inc. in 2007 for $1.35 billion.

•	Prior to joining Digital Insight, Mr. Dorman served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998, where he was responsible for product development, services and sales to banks and brokerage firms worldwide. Mr. Dorman was promoted into this position shortly after Oracle acquired Treasury Services Corporation, a provider of modeling and analysis software for financial institutions that he founded in 1983.
2951 28th Street, Suite 1000, Santa Monica, California 90405

•	Prior to founding Treasury Services Corporation, Mr. Dorman spent 11 years at Union Bank of California, and served as Treasurer of the company from 1979 to 1983.
•	Edward D. Horowitz:
•	From May 2005 to May 2008, Mr. Horowitz served as the President & Chief Executive Officer of SES Americom, North America’s leading commercial satellite provider, and a member of the executive committee of its parent company, SES Global.

•	Prior to joining SES Americom, Mr. Horowitz was recruited by Citigroup’s Chairman, John Reed, to serve as the Chairman of e-Citi and Executive Vice President of Citigroup’s Advanced Development unit, a position he held from January 1997 to July 2000. During his tenure at Citigroup, Mr. Horowitz was responsible for developing and deploying Citigroup’s technology infrastructure to place its products and services on the internet and other electronic platforms. He also served as Chairman of e-Citi, the business unit he founded as the vehicle through which Citigroup could pursue its goal of extending its reach to meet the needs of the emerging middle class around the world. Mr. Horowitz served on Citigroup’s executive and operating committees.

•	From April 1989 to January 1997, Mr. Horowitz served as Viacom’s Senior Vice President, Technology and Operations. From July 1992 until March 1994 he also served as Chairman and Chief Executive Officer of Viacom Broadcasting and from March 1994 until January 1997 he also served as Chairman & Chief Executive Officer of Viacom New Media. Mr. Horowitz was recruited by the Chief Executive Officer to design and implement technology infrastructure to facilitate global expansion, cost reduction, and innovate new levels of service delivery. He also worked on the alignment of business units following the company’s significant merger and integration activities. During his tenure, Mr. Horowitz served on Viacom’s operating committee.
•	Bruce A. Jaffe:
•	Mr. Jaffe held various senior level positions at Microsoft Corporation, including Corporate Vice President, Corporate Development from December 2005 to February 2008; Corporate Vice President & Chief Financial Officer, MSN Division from April 2003 to December 2005; Corporate Vice President/General Manager, MSN Business Development from June 2001 to April 2003; and Director of Corporate Strategy and Corporate Development from June 1995 to June 2001. While managing Corporate Development, Mr. Jaffe built Microsoft Corporate Development into one of the world’s most active and admired M&A and corporate strategy organizations. During his tenure as Chief Financial Officer and Head of Business development of MSN, Mr. Jaffe was responsible for nearly a $1 billion operating income turnaround, and was responsible for many of the strategic initiatives and alliances that drove enhanced consumer adoption of MSN and its related web properties and services. During Mr.

Jaffe’s first period in Corporate Development and Strategy, he managed the team responsible for key consumer strategic initiatives, including MSN, Microsoft TV, Gaming/XBOX and Window Media Technology investments.

•	Prior to joining Microsoft, Mr. Jaffe served as Chief Operating Officer of de’MEDICI Systems, Inc., a software start-up, beginning in 1991, and subsequently sold to Waverly Corporation in June 1995.
We Need Change at Online Resources.
     We believe most of you share our concern with the steep decline in Online Resources’ share price, which has experienced an approximately 78% drop since May 8, 2006. Of equal concern is the growing challenge of operating a small standalone financial technology company in a difficult competitive environment.
     During the past few months we have made repeated efforts to engage management and the Board in a constructive dialogue. Only last December we submitted to the Board a letter containing a number of recommendations and action items that we believe would assist in maximizing value to all stockholders. Among other things, we noted our strong belief that execution alone — which has been far from flawless as evidenced by the numerous downward revisions to earnings guidance — will not deliver sufficient stockholder value to produce an attractive return over a reasonable timeframe. As noted in our correspondence to the Board, we believe that Online Resources must work proactively toward one or more consolidating transactions, in parallel with improved operational execution.
     The Board’s response to our December letter was quite telling: a three sentence letter and a brief follow on phone call from a director, both of which failed to address any of our concerns and substantive suggestions to increase stockholder value.
     Our nominees intend, if elected, to encourage other Board members and management to continuously explore strategic alternatives available to Online Resources that may create value to all stockholders.
     We encourage you to vote the enclosed BLUE proxy today. Thank you for your cooperation and support.
Sincerely,
Michael Leitner
Managing Partner
Tennenbaum Capital Partners

YOUR VOTE IS IMPORTANT!
If your shares are held in your own name, please sign, date and return the enclosed BLUE proxy today. If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account to ensure that a BLUE proxy is voted on your behalf.
Do not sign any white proxy card you may receive from Online Resources.
If you have any questions or need assistance in voting your shares, please call:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885